EXHIBIT 99.1

NEWS RELEASE
RANGE PROVIDES OPERATIONS UPDATE

FORT WORTH, TEXAS, FEBRUARY 23, 2005...RANGE RESOURCES CORPORATION (NYSE: RRC) today provided an update on its operations. The Company ended 2004 on a strong note, as 476 (346 net) wells and 44 (33 net) recompletions were initiated during the year. A 95% success rate was achieved on the drilling. Currently, 403 of the successful wells have been placed on production, with the 49 remaining wells awaiting pipeline connection.

Range’s 2005 drilling program is also off to a solid start with 13 drilling rigs currently running. For 2005, 787 gross (586 net) wells and 75 (53 net) recompletions are planned as part of the Company’s $254 million capital budget. The budget includes $212 million for drilling and recompletions, $30 million for land and seismic and $12 million for the expansion and enhancement of gathering systems and facilities. Of the drilling and recompletion capital, 85% is attributable to lower risk development and exploitation activities and 15% is attributable to higher risk exploration. Based on current futures prices and existing hedges, 2005 capital spending is projected to be funded with less than 80% of internal cash flow.

So far this year, 75 (51 net) wells have been drilled and 9 (8 net) recompletions have been initiated. In the Texas Panhandle, five wells have been drilled, with three already placed on production at a combined rate of 3.1 (1.9 net) Mmcfe per day. The two remaining wells found productive pay and are currently being completed. In the Watonga-Chickasha trend of western Oklahoma four wells have been drilled with three online producing 3.4 (0.7 net) Mcfe per day. The fourth well found productive pay and is being completed. Additonally, in northern Oklahoma, two wells have been successfully drilled finding Wilcox pay and a third is currently drilling.

In West Texas, infill drilling and refracs of existing wells continue at the Fuhrman-Mascho Unit. In 2005, 32 infill wells and 24 refracs are scheduled. So far, four refracs have been completed increasing production by 1.9 Mmcfe per day net. Other activities in the field include a pilot waterflood program and the recent purchase of an offsetting 360-acre lease where production has been increased from essentially zero to 0.9 Mmcfe per day. In Val Verde, a recent Penn Lime well and two Canyon Sand recompletions have increased production by 1.7 (0.8 net) Mmcfe per day. At the Conger Field, a 20-well infill program is scheduled to commence in April. In East Texas, production at the Laura LaVelle Field has increased by 1.2 Mmcfe per day net from continued field improvements. A deep 14,600 foot East Texas Woodbine discovery well was placed on production at year-end and is currently producing 12.6 (2.4 net) Mmcfe per day.

In the Gulf Coast division, the East Cameron 33 #11 (25% working interest) reached total depth in January and encountered 29 feet of pay in three zones. This well follows the successful East Cameron 33 #10 (25% working interest) drilled in late 2004 which encountered 36 feet of pay in a single zone. Both wells should be on production by the end of April. The recent recompletion of the Ship Shoal 28 #40 to the Cris K-1 sand has added 5.0 (1.0 net) Mmcfe per day to production. The two wells drilled and placed on line late last year at High Island 119 are currently producing 39.2 (3.4 net) Mmcfe per day.

In Appalachia, Range is accelerating its shallow tight sand development with 48 wells drilled of the 382 wells planned for the year. The shallow coalbed methane drilling program for 2005 includes 150 wells of which 15 wells have been drilled. This includes the initial testing of two new CBM areas where Range has accumulated over 59,000 acres. While still early, initial results indicate adequate coal thickness and gas content for commercial development. In addition to its tight gas and CBM drilling,

Range plans 32 wells to test medium and deep formations in 2005, including five wells to test the deeper portion of the Trenton Black River play. The first deep Trenton test is expected to spud in July.

Commenting on the announcement, John Pinkerton, Range’s President, said, “We finished 2004 strong with production reaching the highest level in our history. For 2005, we are targeting a further 20% increase in production, anchored by our drilling program which currently includes 787 gross wells. Higher production and increasing price realizations coupled with our lower cost structure will drive 2005 financial results. Based on current futures prices, we currently anticipate 2005 cash flow to increase by over 50% and for earnings per share to nearly double.”

The Company also updated guidance. Fourth quarter 2004 production was 214.8 Mmcfe per day, a 30% increase over the prior-year period. First quarter 2005 production is anticipated to rise to 224-226 Mmcfe per day, a 27% increase over the prior-year period. Fourth quarter 2004 price realizations (including the impact of hedging) averaged $4.92 per mcfe. First quarter 2005 price realizations (including the impact of hedging) are projected to average $5.10 to $5.15 per mcfe. The anticipated increase in price realizations from fourth quarter 2004 to first quarter 2005 reflects the rolling off of lower price hedges at year-end 2004. Fourth quarter exploration expense was $9.0 million, including $6.7 million of dry hole expense. First quarter 2005 exploration expense is currently projected to total $4.5 million. For fourth quarter 2004, DD&A expense is expected to average $1.62 per mcfe of production, including the impact of a $3.6 million impairment of an offshore property due to hurricane damage and related production declines. First quarter 2005 DD&A expense is projected to average between $1.46 and $1.48 per mcfe of production.

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.

Except for historical information, statements made in this release, including those relating to anticipated capital expenditures, the number of wells to be drilled, future realized prices, cost structure and anticipated financial position are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2005-6

Contact:	Rodney Waller, Senior Vice President Karen Giles (817) 870-2601 www.rangeresources.com

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